Exhibit 4.9

MATERIAL CHANGE REPORT

FORM 51-102F3

Item 1.	Name and Address of Company

Neptune Wellness Solutions Inc. (“Neptune”)

545 Promenade du Centropolis

Suite 100

Laval, Québec

H7T 0A3

Item 2.	Date of Material Change

January 7, 2019.

Item 3.	News Release

A news release with respect to the material change referred to in this report was issued and filed on SEDAR on January 7, 2019.

Item 4.	Summary of Material Change

On January 7, 2019, Neptune announced that it received its license to process cannabis from Health Canada.

Item 5.	Full Description of Material Change

Refer to press release attached hereto as Schedule A.

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

Not applicable.

Item 8.	Executive Officer

For further information please contact:

Mario Paradis

Vice-President and Chief Financial Officer

p: (450) 687-2262 x236

e: m.paradis@neptunecorp.com

Item 9.	Date of Report

January 11, 2019.

SCHEDULE A

PRESS RELEASE

SOURCE: Neptune Wellness Solutions Inc.

Neptune Receives License to Process Cannabis from Health Canada

Laval, Québec, CANADA – January 7, 2019 – Neptune Wellness Solutions Inc. (“Neptune” or the “Company”) (NASDAQ – TSX: NEPT) is pleased to announce today that it has received its license to process cannabis from Health Canada.

“In 2017, we embarked upon a new strategic vision to position the Company in growth markets such as the legal cannabis market and to become a global leader in cannabis extraction, purification and formulation of value-added differentiated products. Since then, we have executed a carefully-planned roadmap to ready our significant manufacturing capacity for production, secure multi-year commercial contracts with great companies like Canopy Growth, and expand our strategic relationships, recently beginning a collaboration agreement with Lonza, a global market leader for the production of unique value-added capsules. We realized all this while moving along the various steps of the licensing process. Today, with our Health Canada processing license in hand, we officially enter the sizable cannabis market and are fully ready to commence commercializing our extraction capabilities. This tremendous achievement reflects the professionalism and experience of our team, led by Michel Timperio, who is fully committed and excited to begin actual delivery on the promise of our vision. Furthermore, we are very proud to be one of the few Quebec-based companies that have received a license from Health Canada, and look forward to contributing to this emerging industry in our home province,” said Jim Hamilton, President & CEO of Neptune.

The Health Canada license enables Neptune to handle dried cannabis, to manufacture and purify cannabis extracts and cannabis oil, and to sell its services to other license holders. With production activities anticipated to commence shortly at Neptune’s 50,000 square foot good manufacturing practice (GMP)-certified facility in Sherbrooke, Quebec, the Company expects be able to generate revenues from existing supply agreements and conclude additional agreements shortly.

Neptune remains on track to complete its Phase II capacity investment by March 2019, which will increase its facility’s input capacity to 200,000 kg of dried cannabis from a current capacity of 30,000 kg. This will position Neptune among Canada’s largest cannabis processors, with additional significant capacity expansion potential in the Sherbrooke facility of up to 6,000 metric tons to meet global demand for medical cannabis products. The collaboration with Lonza for the production of unique value-added capsules, combined with significant manufacturing capabilities, will allow Neptune to expand its strategy from a service provider to other licence holders to a provider of differentiated cannabis products to customers in Canada. The Company is now in the process of applying for additional authorization for sale of cannabis products from Health Canada to complement the processing license, allowing for further distribution of finished form cannabis products directly to consumers and patients.

“This is a thrilling moment for Neptune as our ambition to redeploy our core competencies to exciting consumer product categories by creating and delivering differentiated formulations for the burgeoning cannabis market becomes a reality. Neptune’s long-standing scientific expertise in the formulation of natural health products supports our ability to deliver exceptional quality formulations for our business customers. The processing license granted by the agency puts us on a new growth trajectory, positioning Neptune as a provider of extracted cannabis products in this large, growing global market segment,” concluded Mr. Hamilton.

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About Neptune Wellness Solutions Inc.

Neptune Wellness Solutions specializes in the extraction, purification and formulation of health and wellness products. Bringing decades of experience in the natural products sector to the legal cannabis industry, Neptune is licensed by Health Canada to process cannabis for the production of cannabis extracts and oils at its 50,000 square foot facility located in Sherbrooke, Quebec. Leveraging its scientific and technological expertise, Neptune acts as a service provider to license holders as part of a multi-phase growth strategy focused on the development of value-added and differentiated products for the Canadian and global cannabis markets. Neptune’s activities also include the formulation, development and commercialization of turnkey nutrition solutions and patented ingredients such as MaxSimil®, and of a variety of marine and seed oils. Its head office is located in Laval, Quebec.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the U.S. securities laws and Canadian securities laws. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of Neptune to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “will,” “should,” or “plans” to be uncertain and forward-looking. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Forward-looking information in this press release includes, but is not limited to, information or statements about our ability to successfully develop, produce, supply, promote or generate any revenue from the sale of any cannabis-based products in the legal cannabis market.

The forward-looking statements contained in this press release are expressly qualified in their entirety by this cautionary statement and the “Cautionary Note Regarding Forward-Looking Information” section contained in Neptune’s latest Annual Information Form (the “AIF”), which also forms part of Neptune’s latest annual report on Form 40-F, and which is available on SEDAR at www.sedar.com, on EDGAR at www.sec.gov/edgar.shtml and on the investor section of Neptune’s website at www.neptunecorp.com. All forward-looking statements in this press release are made as of the date of this press release. Neptune does not undertake to update any such forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in Neptune public securities filings with the Securities and Exchange Commission and the Canadian securities commissions. Additional information about these assumptions and risks and uncertainties is contained in the AIF under “Risk Factors”.

Neither NASDAQ nor the Toronto Stock Exchange accepts responsibility for the adequacy or accuracy of this release.

Information:

Neptune Wellness Solutions	Investor Relations Contact	Investor Relations Contact
Mario Paradis VP & CFO	(Canada)	(U.S.)
1.450.687.2262, x236	Pierre Boucher	Jody Burfening/Carolyn Capaccio LHA
m.paradis@neptunecorp.com	MaisonBrison	1.212.838.3777 jburfening@lhai.com
	1.514.731.0000	ccapaccio@lhai.com
pierre@maisonbrison.com

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Media Requests:

Neptune Wellness Solutions

Caroline Lavoie

1.514.781.4501

c.lavoie@neptunecorp.com

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